Exhibit 10.10

EMPLOYMENT AGREEMENT

For Lynn Joyce

This Employment Agreement (the “Agreement”) is made as of this 19th day of February, 2013 (the “Effective Date”), by and between Southern States Bank, an Alabama bank corporation (the “Employer”), and Lynn Joyce (the “Executive”).

WITNESSETH:

WHEREAS, the Employer desires to continue the services of and employ the Executive, and the Executive desires to continue to provide services to the Employer, pursuant to the terms and conditions of this Agreement; and

WHEREAS this Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A and the Capital Purchase Program (“CPP”). Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A and the CPP, if applicable.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, the Employer and the Executive agree as follows:

1. Employment. Upon the terms and subject to the conditions contained in this Agreement the Executive agrees to provide full-time services for the Employer during the term of this Agreement, and the Executive hereby accepts such employment. Executive agrees to devote his best efforts to the business of the Employer, and shall perform his duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of the Employer. Notwithstanding the above, the Executive may engage in other business interests or investments which do not materially prevent the Executive from performing his contemplated services hereunder on behalf of the Employer and which do not conflict with any duty or obligation Executive owes to the Employer under this Agreement.

2. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

(a) “Change in Control” shall mean: a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as such change is defined under the default definition in Treasury Regulation §1.409A-3(i) (5) or any subsequently applicable Treasury Regulation.

(b) “Cause” shall mean (a) fraud; (b) embezzlement; (c) conviction of or plea of nolo contendere by the Executive of any felony; (d) a material breach of, or the willful failure or refusal by the Executive to perform and discharge the Executive’s duties, responsibilities and obligations under this Agreement; (e) any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Employer, or any of its affiliates or which has a material adverse impact on the business or reputation of the Employer or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (f) intentional material damage to the property or business of the Employer; (g) gross negligence; or (h) the ineligibility of the Executive to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Employer; but in each case only if (1) the

Executive has been provided with written notice of any assertion that there is a basis for termination for cause which notice shall specify in reasonable detail specific facts regarding any such assertion, (2) such written notice is provided to the Executive a reasonable time (and in any event no less than three business days) before the Board meets to consider any possible termination for cause, (3) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Executive and his counsel to be heard before the Board with respect to the matters described in the written notice, (4) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for cause is duly adopted by a vote of at least two-thirds of the entire Board (excluding the Executive) at a meeting of the Board duly called and held, and (5) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by the Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Employer. The unwillingness of the Executive to accept any or all of a material change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, a relocation that he deems unreasonable in light of his personal circumstances, or other action by or request of the Employer in respect of his position, authority, or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board to be a failure to perform or misconduct by the Executive.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.

(d) “Confidential Information” shall mean all business and other information relating to the business of the Employer, including without limitation, technical or nontechnical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information does not include confidential business information, which does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

(e) “Disability” or “Disabled” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(f) “Good Reason” shall mean (i) without the Executive’s express written consent, a material diminution in authority, duties or responsibilities; (ii) any reduction by the Employer in the Executive’s Base Salary; (Hi) any failure of the Employer to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Section 13 hereof; (iv) the Employer materially breaches this Agreement; or (v) the Employer requiring the Executive to be permanently assigned to a location 30 miles other than the current location or future headquarters of the Employer, except for required travel on the Employer business to an extent substantially consistent with the Executive’s present business travel obligations and as described under Section 3, or, in the event the Executive consents to any relocation, the failure by the Employer to pay (or reimburse the Executive) for all reasonable moving expenses incurred by the Executive relating to a change of the Executive’s principal residence in connection with such relocation and to indemnify the Executive against any loss realized on the sale of the Executive’s principal residence in connection with any such change of residence. Good Reason shall be deemed to occur only when Executive provides notice to the Employer of his judgment that a Good Reason event has occurred within 90 days of such occurrence, and the Employer will have at least 30 days during which it may remedy the condition.

(g) “Net Amount At Risk” shall mean the difference in the Death Benefit payable by the insurance carrier and the Cash Value of the policy(cies) owned by the Bank on the Executive’s life.

(h) “Person” shall mean any individual, corporation, limited liability Employer, bank, partnership, joint venture, association, joint-stock Employer, trust, unincorporated organization or other entity.

(i) “Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Employer, if any stock of the Employer is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 4160) (1) (A) (i), (ii), or (Hi) (applied in accordance with the regulations thereunder and disregarding section 4160) (5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

(j) “Termination of Employment” with the Employer means that the Executive shall have ceased to be employed by the Employer for reasons other than death, excepting a leave of absence approved by the Employer. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding twenty-four (24) month period (or the full period of services to the Employer if the Executive has been providing services to the Employer less than twenty-four (24) months).

(k) “Voluntary Termination” shall mean the termination by Executive of Executive’s employment, which is not the result of Good Reason.

3. Duties. During the term hereof, the Executive shall hold the title of Executive Vice President and Chief Financial Officer of the Employer, and shall report directly to the President and Chief Executive Officer, Southern States Bank. The Executive shall have such duties and authority as are typical of a Chief Financial Officer of an Employer such as the Employer, including, without limitation, those specific in the Employer’s bylaws. The Executive shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Employer. The Executive’s duties may, from time to time, be changed or modified at the discretion of the Board; provided however, except with his written consent, Executive shall not be assigned to any position of lower professional status.

4. Employment Term. Unless earlier terminated as provided herein, the Employer agrees to employ Executive, and the Executive hereby accepts employment hereunder, for an initial term of one (1) year commencing on the Effective Date, subject to the terms of this Agreement. Thereafter, the term of this Agreement will automatically renew each day after the Effective Date for one additional day so that the term of the Agreement shall always be one (1) year unless notified of intent not to renew by either party.

5. Compensation and Benefits. In consideration of Executive’s services and covenants hereunder, Employer shall pay to Executive the compensation and benefits described below (which compensation shall be paid in accordance with the normal compensation practices of the Employer and shall be subject to such deductions and withholdings as are required by law or policies of the Employer in effect from time to time, provided that his salary pursuant to Section 5(a) below shall be payable not less frequently than monthly):

(a) Base Salary. As of the Effective Date of this Agreement, the Employer agrees to pay the Executive during the term of this Agreement an initial Base Salary at the rate of $192,500 per annum, payable in accordance with Employer’s normal payroll practices with such payroll deductions and withholdings as are required by law. The Executive’s Base Salary shall be reviewed no less frequently than annually and may be increased (but not reduced) at the discretion of the Board (or a committee thereof) and, as so increased, shall constitute the Executive’s “Base Salary” hereunder.

(b) Annual Incentive Payment. During the term of this Agreement, provided that Executive is a full-time employee of the Employer on the final day of the Employer’s fiscal year, in addition to other compensation to be paid under this Section 5, the Executive shall be eligible to participate in any applicable discretionary bonus or performance-based annual incentive plan for the then completed fiscal year of the Employer (the “Annual Incentive Payment”). The amount actually awarded and paid to the Executive each fiscal year will be determined by the Board and/or the Chief Executive Officer and may be based on specific performance criteria to be identified and provided in writing in advance to Executive under a separate communication. The total amount of the Annual Incentive Payment to be paid hereunder shall be calculated by the Employer and paid to the Executive within 75 days of the end of the Employer’s fiscal year to which the Annual Incentive Payment applies. The Employer’s calculation of the Annual Incentive Payment amount shall be conclusive and binding absent fraud or manifest and material error.

(c) Equity Incentives. The Executive will be eligible to participate in any and all equity incentive programs of the Employer now existing or established hereafter generally available to employees of the Employer or senior officers of the Employer, provided Executive is otherwise qualified to participate in such programs. As part of its normal course of business, the Employer may amend or terminate existing or future equity programs.

(d) Vacation. The Executive shall be entitled to paid vacation as specified in the Employer’s then current vacation policy, as amended from time to time.

(e) Reimbursement of Expenses. The Employer shall reimburse the Executive in accordance with Employer’s expense reimbursement policies for all reasonable, ordinary and necessary business expenses incurred by the Executive in the course of his duties conducted on behalf of the Employer. In addition, the Employer may pay for the Executive’s use of a car and for the Executive’s annual dues at a local country club, and expenses related to the Executive’s use of such country club for matters related to the business of the Employer. The Employer shall also reimburse Executive’s reasonable expenses for continuing education courses necessary to maintain any certifications or licenses Executive may hold.

(f) Other Employee Benefits. The Executive shall be entitled to participate in any employee benefit plans now existing or established hereafter generally available to employees of the

Employer or senior officers of the Employer, and to all normal perquisites provided to senior officers of the Employer, provided Executive is otherwise qualified to participate in such plans or programs. Based on the Executive’s benefits participation level, the Employer will pay certain established amounts on behalf of the Executive. As part of its normal course of business, the Employer may amend or terminate employee benefits.

(g) Benefits Not in Lieu of Compensation. No benefit or perquisite provided to the Executive shall be deemed to be in lieu of Base Salary, bonus, or other compensation, provided that the reporting of any benefits shall be consistent with the Code.

(h) Insurance. The Employer shall maintain or cause to be maintained officer liability insurance covering the Executive throughout the term of this Agreement.

(i) Life Insurance. The Bank shall make available to the Executive, through the Bank’s group term life insurance policy, coverage on the Executive’s life in an amount equal to at least one times Base Salary, but not to exceed two hundred fifty thousand dollars ($250,000). The Executive will also be entitled to receive up to fifteen hundred dollars ($1,500) to purchase additional life insurance if the Executive so elects.

6. Termination. Employment with the Employer hereunder may be terminated as follows:

(a) The Employer. The Employer shall have the right to terminate Executive’s employment hereunder at any time during the term hereof for Cause, if the Executive becomes Disabled, upon the Executive’s death, or without Cause.

(i) Termination for Cause. If the Employer terminates Executive’semployment under this Agreement for Cause, the Employer’s obligations under this Agreement, including any obligations of the Employer under Section 5 hereof, shall cease as of the date of termination, except that Employer shall pay Executive any earned but unpaid salary and benefits.

(ii) Disability or Death. If the Employer terminates Executive’s employment under this Agreement pursuant to the Executive’s Disability or death, the Employer’s obligations hereunder, including the obligations under Sections 5(a) above, shall cease on the date of Disability or death, as appropriate. During the period of incapacity leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonus) until Executive has satisfied the “elimination period” specified under any disability plan or insurance program maintained by the Employer. Furthermore, Executive shall receive any Annual Incentive Payment earned or accrued through the date of incapacity, including any unvested amounts awarded for previous years.

(iii) Termination without Cause. Subject to Section 6(c) below, if theEmployer terminates Executive’s employment without Cause, the Employer’s obligations under this Agreement, including any obligations of the Employer under Section 5 hereof, shall cease as of the date of termination, except that Employer shall pay Executive any earned but unpaid salary and benefits.

(b) By Executive. Executive shall have the right to terminate his employment hereunder if there is a Voluntary Termination or there is Good Reason.

(i) Voluntary Termination. If Executive terminates his employment hereunder pursuant to a Voluntary Termination, the Employer’s obligations under this Agreement, including any obligations of the Employer under Section 5 hereof, shall cease as of the date of termination, except that Employer shall pay Executive any earned but unpaid salary and benefits.

(ii) Good Reason. If Executive terminates his employment hereunder for Good Reason, Executive, subject to Section 14 below, shall be entitled to receive as severance, less applicable taxes and other deductions, the Severance Payment as defined in Section 6(a)(iii) above. Subject to Section 6(c) below, the Severance Payment shall be payable without interest in a lump sum within thirty (30) days of termination of employment.

(c) Payment of Severance.

(i) Any severance and other benefit due hereunder be payable without interest in a lump sum within thirty (30) days of Termination of Employment. Any severance and other benefit earned hereunder shall be in lieu of any other claim for compensation whether under this Agreement, or under any wage continuation law or at common law or otherwise, and any and all claims to severance or similar payments or benefits which the Executive may otherwise have or make.

(ii) Notwithstanding anything contained herein to the contrary, in the event of a violation or breach by Executive of any of the provisions of Sections 8 or 9, below, the Employer, in addition to, and not in limitation of, any other rights, remedies, or damages available to the Employer at law or in equity, shall be entitled to suspend, cease, and terminate the Employer’s obligations to make the Severance Payment, and any other benefits, reimbursements, or rights of the Executive arising under this Agreement, and to recover from the Executive the Severance Payment, if any, previously paid to the Executive. In addition, in the event that any legal challenge to the validity or enforceability of any provision in Section 8 or 9 is asserted by or on behalf of the Executive, the Executive shall immediately forfeit the Executive’s right to the Severance Payment and all other benefits, reimbursements, and rights of Executive arising under this Agreement. These remedies shall be in addition to, and not in limitation of, any injunctive relief or other rights, remedies, or damages, to which the Employer is or may be entitled as a result of this Agreement.

(iii) Notwithstanding anything to the contrary herein, if the Executive is suspended or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1), the Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay the Executive all or part of the compensation withheld while the obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of such obligations which were suspended. Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under section 8 (e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1), all obligations of the Executive under this Agreement shall terminate as of the effective date of the order, but any vested rights of the parties hereto shall not be affected. Notwithstanding anything to the contrary herein, if the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this Section shall not affect any vested rights of the parties hereto. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated there under.

7. Change in Control Benefit. Notwithstanding anything to the contrary in Section 6, if a Change in Control of the Employer occurs, and the Executive’s employment is terminated during the period beginning six (6) months prior to and ending twelve months (12) following a Change in Control for any reason other than Cause, Death or Disability, the Employer shall pay to the Executive a benefit as defined in Section 7(a) below in lieu of any other payment or benefit whatsoever.

(a) Amount. The benefit payable to Executive under this Section 7 shall be an amount equal to one (1) times the Executive’s Cash Compensation for the most recently completed calendar year as provided in Sections 5(a) and 5(b); and the annualized amounts be paid for the Executive’s benefits participation level for the most recently completed calendar year as provided in Section 5(f) and in effect at the time of the Change in Control.

(b) Payment. The amount due under the above Subsection (a) shall be paid in a lump sum within thirty (30) days of termination of employment or, if later, the Change in Control.

(c) Excess Parachute Payment. The amount payable under this Section 7 shall be reduced if the aggregate of the amount payable per Section 7(a), together with all other payments and the value attributable to the immediate vesting of unvested options, restricted stock or any other deferred benefits or awards, excluding qualified benefit plans, constitutes an “Excess Parachute Payment” as defined in Section 280G of the Code, as subsequently amended. The Employer shall reduce the payment under this Section 7 so that the payment, together with the aggregate of all other amounts due as described previously described in this paragraph, is one ($1) dollar less than that amount which would constitute an “Excess Parachute Payment”.

8. Confidential Information. The Executive recognizes and acknowledges that he will have access to certain information of the Employer and its subsidiaries and that such information is confidential and constitutes valuable, special and unique property of the Employer. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, agrees not to use or disclose any Trade Secrets of the Employer during or after his employment. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 36 months following termination of the Executive’s employment (regardless of whether this Agreement terminates or expires). “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of this Section 8 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

9. Delivery of Documents upon Termination. At the Employer’s request, the Executive shall deliver to the Employer or its designee at the termination of the Executive’s employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Executive, solely or jointly with others, that are in the Executive’s possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business of the Employer.

10. Remedies. The Executive acknowledges that a remedy at law for any breach or attempted breach of the Executive’s obligations under Sections 8 and 9 may be inadequate, agrees that the Employer may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The Employer shall have the right to offset against amounts to be paid to the Executive pursuant to the terms hereof any amounts from time to time owing by the Executive to the Employer. The termination of the Agreement shall not be deemed to be a waiver by the Employer of any breach by the Executive of this Agreement or any other obligation owed the Employer, and notwithstanding such a termination, the Executive shall be liable for all damages attributable to such a breach.

11. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration pursuant to the Alabama law in Anniston, Alabama. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

12. Indemnification. The Executive shall be protected against any and all legal actions when he is either a party, witness or a participant in any legal action brought against the Employer or the Executive or a board member. He will be protected through any programs that cover the outside directors or other executives of the Employer.

13. Miscellaneous Provisions.

(a) Successors of the Employer. The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Employer in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated his employment for Good Reason (or, solely at the Executive’s option, compensation from the Employer in the same amount and on the same terms as the Executive would be entitled under Section 7 above), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, “Employer” as hereinbefore defined shall include any successor to its business and/or assets as aforesaid, which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive’s Heirs, etc. The Executive may not assign the Executive’s rights or delegate the Executive’s duties or obligations hereunder without the written consent of the Employer. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s designee or, if there be no such designee, to the Executive’s estate.

(c) Notices. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following: (i) upon receipt by the party to whom such notice, request, approval, consent, demand or other communication is being given; or (H) three (3) business days after being duly deposited in the United States mail, registered or certified, return receipt requested, and addressed as follows:

Executive:	Lynn Joyce
3444 Water Oak Drive
Birmingham, AL 35243

Employer:	Southern States Bank
615 Quintard Avenue
Anniston, Alabama 36201

The parties hereto may change their respective addresses by notice in writing given to the other party to this Agreement.

(d) Amendment or Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board (which shall not include the Executive). No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

(e) Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(f) Survival of the Executive’s Obligations. The Executive’s obligations under this Agreement shall survive regardless of whether the Executive’s employment by the Employer is terminated, voluntarily or involuntarily, by the Employer or the Executive, with or without Cause.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(h) Governing Law. This Agreement and any action or proceeding related to it shall be governed by and construed under the laws of the State of Alabama.

(i) Captions and Gender. The use of Captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

(j) Effect on Prior Agreements. This Agreement, and any attachments, represent the entire understanding between the parties hereto and supersedes in all respects any other prior Agreement or understanding between the Employer and the Executive regarding the Executive’s employment.

14. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (together, “Section 409A”), and shall, to the extent practicable, be construed in accordance therewith. If any amount payable pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A and if, at the date of the Executive’s “separation from service,” as such term is defined in Section 409A, from the Employer (his “Separation from Service”), the Executive is a “specified employee”, within the meaning of Section 409A, of the Employer as determined by the Employer from time to time, then each such payment that would otherwise be payable to the Executive within the six (6) month period following the Executive’s Separation from Service shall be delayed and paid to the Executive without interest on the first business day of the seventh month following the Executive’s Separation from Service. For the avoidance of doubt, for purposes of this Agreement, any amount which would not be considered a “deferral of compensation” within the meaning of Section 409A by reason of Treas. Reg. Sections 1.409A-1(b)(4) or 1.409A1(b)(9) shall not be considered a deferral of compensation for which payment shall be delayed in accordance with the preceding sentence. For purposes of this Agreement, each payment to which the Executive may be entitled pursuant to this Agreement, including each of the severance payments, shall be considered a separate payment within the meaning of Treas. Reg. Section 1.409A-2(b)(2). Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Employer, nor any of its principals, employees, designees or agents, shall be liable to the Executive or to any other person to the extent such failure to comply results from any actions, decisions or determinations made in good faith.

15. Compensation Modification. Notwithstanding anything herein to the contrary, if at any time subsequent to execution of this Agreement and during the term of this Agreement, the United States Department of Treasury (“Treasury”) should own any debt or equity securities of the Employer acquired pursuant to the Capital Purchase Program (“CPP”), the terms of this Section 15 hereby amend and shall override any contrary or inconsistent terms contained in this Agreement and any and all other employment, compensation and benefit agreements, plans and policies with respect to the Executive that are in existence on the date hereof and that hereafter are adopted (the “Compensation Arrangements”). This Section 15 shall be construed in a manner that is consistent with Section 111(b) of the Economic Stabilization Act of 2008 (“EESA”) and regulations issued thereunder, or as superseded by all applicable provisions of the American Recovery and Reinvestment Act of 2009 (“ARRA”). The Employer and Executive further agree that the Employer shall not adopt any new benefit plan with respect to Executive that does not comply with Section 111(b) of EESA and ARRA as implemented by any guidance or regulation thereunder that has been issued and is in effect as of the date the Employer issues preferred stock and warrants to the Treasury. The Executive acknowledges that the Employer’s Compensation Committee has the sole and absolute discretion to modify or revoke any bonus or incentive compensation arrangement that would encourage the Executive to take unnecessary and excessive risks that would threaten the value of the Employer.

(a) Recovery of Incentive Compensation. In the event Executive receives compensation that was based on financial statements or performance metric criteria that are determined to be materially inaccurate, Executive shall repay the Employer upon demand the amount of the bonus or incentive compensation received by Executive in excess of the amount that would have been paid to Executive had the inaccurate statements or criteria been accurate.

(b) Golden Parachute Limit. In the event of Executive’s termination of employment that is either involuntary or in connection with the Employer’s bankruptcy, liquidation or receivership, severance payments to the Executive shall be limited to the extent that the payment would otherwise constitute a “golden parachute” as defined under section 111(b)(2)(C) of the EESA.

(c) Waiver. Executive hereby voluntarily waives any claim against the Employer for any changes to the Compensation Arrangements that are made or contemplated in this Section 15. This waiver includes all claims Executive may have under the laws of the United States or any state related to the requirements imposed by the EESA, including, without limitation, a claim for any compensation or other payments Executive would otherwise receive.

(d) Modification - Waivers. No provisions of this Section 15 may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Employer by such officer as may be specifically designated by the Board of Directors of the Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Section 15 to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized Employer officer have signed this Agreement to be effective as of the Effective Date.

EXECUTIVE	SOUTHERN STATES BANK

/s/ Lynn Joyce	/s/ Stephen W. Whatley
Lynn Joyce	Stephen W. Whatley
Chairman, President & CEO